Exhibit 99

Bina Thompson 212-310-3072

Hope Spiller 212-310-2291

FOR IMMEDIATE RELEASE…

Colgate Announces Strong 4th Quarter and Year, Exceeding Expectations

Excellent Sales and Volume Growth Worldwide

Operating Profit Up Across All Divisions

Board Authorizes New 30 Million Share Repurchase Program

New York, New York, January 31, 2008… Colgate-Palmolive Company (NYSE:CL) today announced excellent worldwide sales and unit volume growth together with higher than expected earnings growth for fourth quarter 2007. Worldwide sales grew 13.5% to $3,642.2 million and unit volume grew 5.0%, as reported. Excluding divestments, worldwide sales and unit volume grew 14.0% and 5.5%, respectively. Global pricing increased 2.0% and foreign exchange added 6.5%. The very strong top-line growth was supported by a 14% increase in worldwide advertising spending.

Fourth quarter 2007 results include $75.8 million of aftertax charges related to the 2004 Restructuring Program. The year ago quarter included restructuring charges of $65.1 million and a gain on the sale of the Company’s household bleach business in Canada of $38.2 million aftertax.

As reported, gross profit margin increased 70 basis points to 56.1%. Excluding restructuring charges, gross profit margin increased 90 basis points to a record 57.5% despite significant increases in worldwide commodity costs.

Operating profit as reported increased 7% versus fourth quarter 2006 to $675.6 million, 18.5% of sales. Excluding restructuring charges and the prior year gain on the sale of the Company’s household bleach business in Canada as noted above, operating profit rose 18% to $781.7 million. On the same basis, operating profit margin was 21.5% of sales, up 80 basis points versus the year ago period.

The tax rate increased by 2.8 percentage points in the fourth quarter due to the cost of increased remittances from overseas subsidiaries and the one-time impact of statutory tax rate changes in certain overseas subsidiaries.

Reported net income and diluted earnings per share in fourth quarter 2007 were $414.9 million and $.77, respectively. Excluding restructuring charges and the prior year gain on the sale of the Company’s household bleach business in Canada, net income in the quarter increased 15% versus fourth quarter 2006 to a record $490.7 million, and diluted earnings per share increased 17% to $.91, also a record. In fourth quarter 2006, reported net income and diluted earnings per share were $401.2 million and $.73, respectively, and net income and diluted earnings per share excluding restructuring charges and the gain on the sale of the Company’s household bleach business in Canada were $428.1 million and $.78, respectively.

Net cash provided by operations year to date increased by 21% to $2,203.7 million after building inventories to support the business during factory closings related to the 2004 Restructuring Program. Colgate’s strong balance sheet strengthened even further during the period with key measures improving and net debt (debt less cash and marketable securities) declining versus fourth quarter 2006. End of fourth quarter 2007 working capital improved to 2.2% of sales versus 2.3% in the comparable 2006 period.

Ian Cook, President and CEO commented, “We are delighted to have ended the year so strongly on both the top and bottom lines. The excellent results were truly across the board with every operating division increasing both sales and operating profit in the quarter.

“Pleasingly, the 90 basis point improvement in gross profit margin worldwide and other savings programs allowed for strong levels of advertising investment behind our global brands while still generating higher than expected operating profit, net profit and earnings per share for the quarter.

“Consistent with our strategy to present higher value offerings to the consumer, new premium priced products are driving market share gains across categories in key countries around the world. Colgate’s global market shares in toothpaste, manual toothbrushes, mouth rinse, bar soaps, shower gels and fabric conditioners all finished the year at record highs.”

Mr. Cook further commented, “Sales have started off well in 2008 across all divisions, and we are confident that the strong top-line growth momentum will continue, driven by our very full new product pipeline with an array of impactful, integrated marketing campaigns to support them. We expect gross profit margin, excluding restructuring charges, to be up within our targeted range of 75 to 125 basis points for the year, as a result of our ongoing cost-savings initiatives, the benefits from restructuring, efficiencies in promotional programs and a continued shift towards higher-margin products.

“All this adds to our confidence that we will again deliver our planned double-digit earnings per share growth in 2008.”

For the full year 2007, worldwide sales as reported increased 12.5% to $13,789.7 million, an all-time high, including 6.5% unit volume growth, 1.0% higher pricing and 5.0% positive foreign exchange. Global sales and global unit volume grew 13.0% and 7.0%, respectively, excluding divestments.

As reported, net income and diluted earnings per share for the full year 2007 were $1,737.4 million and $3.20, respectively. Full year 2007 results include $183.7 million of aftertax charges related to the 2004 Restructuring Program, and Other Items totaling to a net gain of $85.4 million aftertax (see Table 3 for 2007 Other Items details).

As reported, net income and diluted earnings per share for the full year 2006 were $1,353.4 million and $2.46, respectively. Full year 2006 results include restructuring charges of $286.3 million and a gain on the sale of the Company’s household bleach business in Canada of $38.2 million aftertax. Excluding restructuring charges and Other Items in both periods, net income and diluted earnings per share for full year 2007 increased 15% and 16%, respectively.

Share Repurchase Program

On January 30, 2008, the Board of Directors authorized a new 30 million share repurchase program. The Company plans to repurchase the shares of common stock over the next two years. The shares may be repurchased in open-market or privately negotiated transactions. As of December 31, 2007, the Company had approximately 509 million shares of common stock outstanding.

At 11:00 a.m. ET today, Colgate will host a conference call to elaborate on fourth quarter results. To access this call as a webcast, please go to Colgate’s web site at http://www.colgate.com.

The following are comments about divisional performance. See attached Geographic Sales Analysis and Segment Information schedules for additional information on divisional sales and operating profit.

North America (19% of Company Sales)

As reported, North American sales and unit volume grew 6.5% and 4.5%, respectively, in the fourth quarter. Excluding the divestiture of the Canadian household bleach business, sales and unit volume grew 7.5% and 5.5%, respectively. Pricing increased 0.5% and foreign exchange added 1.5%. North American operating profit increased 39% during the quarter to an all-time record level, reflecting the benefits from restructuring and other cost saving programs.

In the U.S., new product launches at the super-premium level are contributing to growth in oral care. Colgate Total Advanced Clean toothpaste, supported by an integrated marketing campaign featuring Brooke Shields and an expansive professional sampling program, helped drive market share for Colgate Total toothpaste to its highest quarterly share ever at 15.4%. Colgate Max Fresh BURST toothpaste continues to build incremental market share for the Max Fresh equity, reaching a record high of 3.9% for the year. Colgate’s share of the manual toothbrush market is at a record high of 25.6% year to date, up 1.8 share points versus year ago, fueled by the continued success of Colgate 360° and Colgate 360° Sensitive manual toothbrushes.

Successful new products contributing to growth in the U.S. in other categories include Irish Spring body wash for men, Softsoap brand Nutra-Oil moisturizing body wash and Mennen Speed Stick 24/7 deodorant. Fabuloso liquid cleaner, Suavitel fabric conditioner and Irish Spring bar soap each achieved record high market shares for the year in the U.S.

New products planned for launch in first quarter 2008 include Colgate Total Advanced Whitening and Colgate Total Advanced Fresh toothpastes, Colgate 360° Deep Clean manual toothbrush, Colgate 360° Sonic Power battery toothbrush, Suavitel Aroma Sensations fabric conditioner and Mennen Speed Stick 24/7 deodorant with a new upgraded formula.

Latin America (26% of Company Sales)

As reported, Latin American sales and unit volume grew 15.5% and 5.0%, respectively, in the fourth quarter. Excluding the divested bleach businesses, sales and unit volume grew 17.0% and 6.5%, respectively, on top of double-digit sales and volume growth in the year ago period. The strong volume gains were led by Brazil, Venezuela, Argentina and Central America. Higher pricing added 4.5% and foreign exchange added 6.0%. Latin American operating profit increased 19%, to a record level even after a strong double-digit increase in advertising during the quarter.

Colgate continues to build its strong leadership in oral care throughout Latin America with its regional toothpaste market share at a record high year to date driven by market share gains in nearly every country. Strong sales of premium priced offerings such as Colgate Total Professional Clean, Colgate Sensitive and Colgate Max White toothpastes drove share gains throughout the region. In Mexico, for example, Colgate’s toothpaste market share reached a record high at 83.9% year to date, up 230 basis points versus year ago. Colgate’s leading share of the manual toothbrush market for the region is at a record high year to date at 36.9%, up 270 basis points versus year ago. Strong sales of Colgate 360° and Colgate 360° Sensitive manual toothbrushes throughout the region contributed to this success.

In other product categories, Colgate Plax Alcohol Free and Colgate Plax Ice mouthwashes, Palmolive Naturals Yogurt and Fruits, Palmolive Nutri-Milk and Protex Deo 12 bar soaps, Axion Tri-Cloro dish liquid, Lady Speed Stick Double Defense multi-form deodorant, Palmolive Caprice shampoo and Palmolive Nutri-Milk shower gel contributed to market share gains in the region.

Europe/South Pacific (24% of Company Sales)

Europe/South Pacific sales increased 16.0% to a record level, and unit volume grew 7.0% in the fourth quarter. Pricing was negative 3.0% and foreign exchange added 12.0%. The strong volume gains were led by the Gaba business, the United Kingdom, France, Denmark, Poland, Spain, Greece, Switzerland and Australia. Operating profit for the region grew 6% to a record level, on top of very strong growth in the year ago period and even after a significant increase in advertising during the quarter.

Colgate increased its oral care leadership in Europe/South Pacific with its regional toothpaste market share reaching a record high for the year. These toothpaste share gains were led by Austria, Belgium, Denmark, France, Germany, Norway, Spain, the United Kingdom, Poland, Romania and Australia. Successful premium products driving these share gains include Colgate Total and Colgate Max Fresh toothpastes. Gaba’s toothpaste market share also grew in many markets across the region, in both the food and pharmacy channels. In the manual toothbrush category, strong sales of Colgate 360°, Colgate 360° Sensitive and Colgate Max Fresh toothbrushes strengthened Colgate’s market leadership in this category for the region.

Recent premium innovations contributing to gains in other product categories include Colgate 360° Sonic Power battery toothbrush, Colgate Plax Whitening mouth rinse, Palmolive Pure Cashmere and Palmolive Aromatherapy Happyful shower gels, Palmolive Soft and Gentle Eden deodorant, and Ajax Professional bucket dilutable and Ajax Professional glass cleaners.

Greater Asia/Africa (17% of Company Sales)

Greater Asia/Africa sales and unit volume increased 18.5% and 6.5%, respectively. The strong volume gains were led by India, Russia and the rest of the CIS countries, Malaysia, South Africa, the Gulf States and the Greater China region, where volume increased double-digit for the third consecutive quarter. For the division as a whole, pricing increased 3.0% and foreign exchange added 9.0%. Operating profit for the region increased 30% to an all-time record level, even after a sizable increase in advertising spending during the quarter.

Colgate strengthened its oral care leadership in the Greater Asia region with 11 out of 14 countries reporting toothpaste market share gains versus year ago led by India, China, Philippines, Thailand, Russia and the rest of the CIS countries. Colgate’s share of the manual toothbrush market also strengthened throughout the region with many countries achieving record high shares in the category. Successful new products driving the oral care growth include Colgate Total Professional Clean, Colgate Herbal Seabuckthorn, Colgate Herbal Gel and Darlie Double Action toothpastes, and Colgate 360°, Colgate 360° Sensitive and Colgate Twister Fresh manual toothbrushes.

New products contributing to growth in other categories in the region include Palmolive Vitamins and Oil shower gel, Palmolive Thermal Spa Seabuckthorn shower gel, bar soap and liquid hand soap, Palmolive Pure Cashmere shower cream and bar soap, and Lady Speed Stick for Teens multi-form deodorant.

Hill’s (14% of Company Sales)

Hill’s sales grew 10% and unit volume declined 0.5% during the quarter on top of the very strong volume growth in the year ago period. Foreign exchange added 3.0% and pricing increased 7.5%. Operating profit increased 3% to an all-time record level, on top of very strong growth in the year ago period and after significantly higher agricultural commodity costs during the quarter.

Market share gains in the U.S. specialty pet channel during the quarter were driven by strong sales of Science Diet Adult Large Breed Canine, Science Diet Lamb Meal & Rice Adult Small Bites Canine and Science Diet Nature’s Best Canine with upgraded all natural ingredients. Science Diet Indoor Cat and Science Diet Light contributed to growth in feline. Prescription Diet c/d Multicare Feline, a therapeutic food for the nutritional management of cats with Feline Lower Urinary Tract Disease, Prescription Diet j/d Canine and new Prescription Diet Hypoallergenic Treats for dogs and cats drove growth in the U.S. veterinary channel.

Internationally, growth was strong, led by South Africa, the Nordic region, Australia, Spain and Russia. New pet food products contributing to the international growth include Prescription Diet j/d Light Canine, Science Plan Chunks in Gravy Feline pouches and Prescription Diet c/d Multicare Feline.

*  *  *

About Colgate-Palmolive: Colgate-Palmolive is a leading global consumer products company, tightly focused on Oral Care, Personal Care, Home Care and Pet Nutrition. Colgate sells its products in over 200 countries and territories around the world under such internationally recognized brand names as Colgate, Palmolive, Mennen, Softsoap, Irish Spring, Protex, Sorriso, Kolynos, Elmex, Tom’s of Maine, Ajax, Axion, Soupline, and Suavitel, as well as Hill’s Science Diet and Hill’s Prescription Diet. For more information about Colgate’s global business, visit the Company’s web site at http://www.colgate.com.

The Company’s annual meeting of shareholders is currently scheduled for Thursday, May 8, 2008.

Unless otherwise indicated, all market share data included in this press release is as measured by ACNielsen.

This press release and the related webcast (other than historical information) may contain forward-looking statements. Such statements may relate, for example, to sales or volume growth, profit growth, earnings growth, financial goals, cost-reduction plans, estimated charges and savings associated with the 2004 Restructuring Program and new product introductions. These statements are made on the basis of our views and assumptions as of this time and we undertake no obligation to update these statements. We caution investors that any such forward-looking statements are not guarantees of future performance and that actual events or results may differ materially from those statements. Investors should consult the Company’s filings with the Securities and Exchange Commission (including the information set forth under the captions “Risk Factors” and “Cautionary Statement on Forward-Looking Statements” in the Company’s Form 10-K for the year ended December 31, 2006) for information about certain factors that could cause such differences. Copies of these filings may be obtained upon request from the Company’s Investor Relations Department or the Company’s web site at http://www.colgate.com.

Non-GAAP Financial Measures

The following provides information regarding the non-GAAP measures used in this earnings release:

To supplement Colgate’s condensed consolidated income statements presented in accordance with accounting principles generally accepted in the United States of America (GAAP), the Company has disclosed non-GAAP measures of operating results that exclude certain items. Net sales, cost of sales, gross profit margin, selling, general and administrative expenses, operating profit, operating profit margin, other (income) expense, the provision for income taxes and effective tax rate, net income, and earnings per share are discussed in this release both as reported (on a GAAP basis) and excluding the impact of certain items reported in the corporate segment, as explained below:

•

The restructuring charges relate to the restructuring program that began in the fourth quarter of 2004 and is expected to be substantially completed by the end of 2008 (the “2004 Restructuring Program”). These restructuring charges include separation-related costs, incremental depreciation and asset write-downs, and other costs related to the implementation of the 2004 Restructuring Program. In light of their nature and magnitude, the Company believes these items should be presented separately to enhance an investor’s overall understanding of its ongoing operations.

•

The four Other Items, which pertained to the twelve months ended December 31, 2007, are comprised of the gain on sale of the Company’s household bleach business in Latin America, a charge related to the limited voluntary product recall of certain Hill’s feline products, tax adjustments which consist of the reduction of a tax loss carryforward valuation allowance in Brazil, partially offset by tax provisions for the recapitalization of certain overseas subsidiaries, all of which occurred in the first quarter of 2007, and a third quarter 2007 charge associated with certain pension obligations in accordance with Statement of Financial Accounting Standards (SFAS) No. 88, “Employers’ Accounting for Settlement and Curtailments of Defined Benefit Pension Plans and for Termination Benefits” ( “SFAS 88 charge”). The amount of each such excluded item for the twelve months ended December 31, 2007 is set forth in the table entitled “Supplemental Consolidated Income Statement Information—Other Items” included with this release. In light of their nature and magnitude, the Company believes that these four Other Items should be presented separately to enhance an investor’s overall understanding of its ongoing operations.

•

The 2006 gain on the sale of the Company’s household bleach business in Canada. To enhance an investor’s ability to make period over period comparisons, the Company believes this item should be presented separately to enhance an investor’s overall understanding of its ongoing operations.

Management believes these non-GAAP financial measures provide useful information to investors regarding the underlying business trends and performance of the Company’s ongoing operations and are useful for period over period comparisons of such operations. The Company uses these financial measures internally in its budgeting process and as factors in determining compensation. While the Company believes that these financial measures are useful in evaluating the Company’s business, this information should be considered as supplemental in nature and is not meant to be considered in isolation or as a substitute for the related financial information prepared in accordance with GAAP. In addition, these non-GAAP financial measures may not be the same as similar measures presented by other companies. See “Consolidated Income Statement and Supplemental

Information—Reconciliation Excluding the 2004 Restructuring Program and Other Items” for the three and twelve months ended December 31, 2007 and 2006 included with this release for a reconciliation of these financial measures to the related GAAP measures.

Sales and unit volume growth, both worldwide and in relevant geographic divisions, and operating profit in certain geographic divisions are discussed in this release both as reported and excluding divestments. Management believes this provides useful information to investors as it allows comparisons of sales growth and volume growth and operating profit from ongoing operations. See “Geographic Sales Analysis, Percentage Changes—Fourth Quarter 2007 vs. 2006” for a comparison of sales excluding divestments to sales as reported in accordance with GAAP.

The Company defines free cash flow before dividends as net cash provided by operations less capital expenditures. As management uses this measure to evaluate the Company’s ability to satisfy current and future obligations, repurchase stock, pay dividends and fund future business opportunities, the Company believes that it provides useful information to investors. Free cash flow before dividends is not a measure of cash available for discretionary expenditures since the Company has certain non-discretionary obligations such as debt service that are not deducted from the measure. Free cash flow before dividends is not a GAAP measurement and may not be comparable to similarly titled measures reported by other companies.

(See attached tables for fourth quarter results.)

Table 1

Colgate-Palmolive Company

Consolidated Income Statement and Supplemental Information

Reconciliation Excluding the 2004 Restructuring Program and Other Items

For the Three Months Ended December 31, 2007 and 2006

(in Millions Except Per Share Amounts) (Unaudited)

	2007			2006
	As Reported	Restructuring	Excluding Restructuring	As Reported	Restructuring	Gain on Bleach Sale	Excluding Restructuring & Other Items
Net sales	$3,642.2	$—	$3,642.2	$3,209.1	$—	$—	$3,209.1
Cost of sales	1,599.0	50.0	1,549.0	1,432.5	39.4	—	1,393.1
Gross profit	2,043.2	(50.0)	2,093.2	1,776.6	(39.4)	—	1,816.0
Gross profit margin	56.1%		57.5%	55.4%			56.6%
Selling, general and administrative expenses	1,301.4	16.2	1,285.2	1,145.0	15.5	—	1,129.5
Other (income) expense, net	66.2	39.9	26.3	(1.1)	22.8	(46.5)	22.6
Operating profit	675.6	(106.1)	781.7	632.7	(77.7)	46.5	663.9
Operating profit margin	18.5%		21.5%	19.7%			20.7%
Interest expense, net	35.0	—	35.0	38.9	—	—	38.9
Income before income taxes	640.6	(106.1)	746.7	593.8	(77.7)	46.5	625.0
Provision for income taxes	225.7	(30.3)	256.0	192.6	(12.6)	8.3	196.9
Effective tax rate	35.2%		34.3%	32.4%			31.5%
Net income	414.9	(75.8)	490.7	401.2	(65.1)	38.2	428.1
Earnings per common share
Basic	$0.80	$(0.15)	$0.95	$0.77	$(0.13)	$0.08	$0.82
Diluted	$0.77	$(0.14)	$0.91	$0.73	$(0.12)	$0.07	$0.78
Average common shares outstanding
Basic	509.9	509.9	509.9	514.4	514.4	514.4	514.4
Diluted	542.2	542.2	542.2	549.6	549.6	549.6	549.6

Note:	Basic and diluted earnings per share for the “As Reported”, “Excluding Restructuring” and “Excluding Restructuring & Other Items” are computed independently for each quarter and the twelve months presented. As a result of changes in shares outstanding during the year and rounding, the sum of the four quarters’ earnings per share may not necessarily equal the earnings per share for the twelve months. In addition, the impact of “Restructuring” and “Gain on Bleach Sale” on the basic and diluted earnings per share may not necessarily equal the earnings per share if calculated independently as a result of rounding.

Table 2

Colgate-Palmolive Company

Consolidated Income Statement and Supplemental Information

Reconciliation Excluding the 2004 Restructuring Program and Other Items

For the Twelve Months Ended December 31, 2007 and 2006

(in Millions Except Per Share Amounts) (Unaudited)

	2007				2006
	As Reported	Restructuring	Other Items (a)	Excluding Restructuring & Other Items	As Reported	Restructuring	Gain on Bleach Sale	Excluding Restructuring & Other Items
Net sales	$13,789.7	$—	$(2.1)	$13,791.8	$12,237.7	$—	$—	$12,237.7
Cost of sales	6,042.3	153.8	(1.1)	5,889.6	5,536.1	196.2	—	5,339.9
Gross profit	7,747.4	(153.8)	(1.0)	7,902.2	6,701.6	(196.2)	—	6,897.8
Gross profit margin	56.2%			57.3%	54.8%			56.4%
Selling, general and administrative expenses	4,973.0	49.1	—	4,923.9	4,355.2	46.1	—	4,309.1
Other (income) expense, net	121.3	55.6	(20.6)	86.3	185.9	153.1	(46.5)	79.3
Operating profit	2,653.1	(258.5)	19.6	2,892.0	2,160.5	(395.4)	46.5	2,509.4
Operating profit margin	19.2%			21.0%	17.7%			20.5%
Interest expense, net	156.6	—	—	156.6	158.7	—	—	158.7
Income before income taxes	2,496.5	(258.5)	19.6	2,735.4	2,001.8	(395.4)	46.5	2,350.7
Provision for income taxes	759.1	(74.8)	(65.8)	899.7	648.4	(109.1)	8.3	749.2
Effective tax rate	30.4%			32.9%	32.4%			31.9%
Net income	1,737.4	(183.7)	85.4	1,835.7	1,353.4	(286.3)	38.2	1,601.5
Earnings per common share
Basic	$3.35	$(0.36)	$0.17	$3.54	$2.57	$(0.56)	$0.07	$3.06
Diluted	$3.20	$(0.34)	$0.16	$3.38	$2.46	$(0.52)	$0.07	$2.91
Average common shares outstanding
Basic	510.8	510.8	510.8	510.8	515.2	515.2	515.2	515.2
Diluted	543.7	543.7	543.7	543.7	550.5	550.5	550.5	550.5

(a)	See Table 3 Supplemental Consolidated Income Statement Information - Other Items for details.

Note:	Basic and diluted earnings per share for the “As Reported” and “Excluding Restructuring & Other Items” are computed independently for each quarter and the twelve months presented. As a result of changes in shares outstanding during the year and rounding, the sum of the four quarters’ earnings per share may not necessarily equal the earnings per share for the twelve months. In addition, the impact of “Restructuring”, “Other Items” and “Gain on Bleach Sale” on the basic and diluted earnings per share may not necessarily equal the earnings per share if calculated independently as a result of rounding.

Table 3

Colgate-Palmolive Company

Supplemental Consolidated Income Statement Information

Other Items

For the Twelve Months Ended December 31, 2007

(in Millions Except Per Share Amounts) (Unaudited)

	Twelve Months Ended December 31, 2007
	Gain on Bleach Sale	Hill’s Product Voluntary Recall	Tax Adjustments*	SFAS 88 Pension Charges	Total Other Items
Net sales	$—	$(2.1)	$—	$—	$(2.1)
Cost of sales	—	(1.1)	—	—	(1.1)
Gross profit	—	(1.0)	—	—	(1.0)
Selling, general and administrative expenses	—	—	—	—	—
Other (income) expense, net	(48.6)	12.6	—	15.4	(20.6)
Operating profit	48.6	(13.6)	—	(15.4)	19.6
Interest expense, net	—	—	—	—	—
Income before income taxes	48.6	(13.6)	—	(15.4)	19.6
Provision for income taxes	18.9	(5.4)	(73.9)	(5.4)	(65.8)
Net income	29.7	(8.2)	73.9	(10.0)	85.4
Earnings per common share
Basic	$0.06	$(0.02)	$0.15	$(0.02)	$0.17
Diluted	$0.05	$(0.01)	$0.14	$(0.02)	$0.16

*	Reduction of tax loss carryforward valuation allowances in Brazil of $94.6, partially offset by tax provisions for the recapitalization of certain overseas subsidiaries.

Table 4

Colgate-Palmolive Company

Condensed Consolidated Balance Sheets

As of December 31, 2007 and 2006

(Dollars in Millions) (Unaudited)

	December 31, 2007	December 31, 2006
Cash and cash equivalents	$428.7	$489.5
Receivables, net	1,680.7	1,523.2
Inventories	1,171.0	1,008.4
Other current assets	338.1	279.9
Property, plant and equipment, net	3,015.2	2,696.1
Other assets, including goodwill and intangibles	3,478.3	3,140.9

Total assets	$10,112.0	$9,138.0

Total debt	3,515.9	3,671.2
Other current liabilities	2,868.7	2,518.3
Other non-current liabilities	1,441.2	1,537.6

Total liabilities	7,825.8	7,727.1
Total shareholders’ equity	2,286.2	1,410.9

Total liabilities and shareholders’ equity	$10,112.0	$9,138.0

Supplemental Balance Sheet Information
Debt less cash and marketable securities*	$3,064.6	$3,170.2
Working capital % of sales	2.2%	2.3%

*	Marketable securities of $22.6 and $11.5 as of December 31, 2007 and 2006, respectively, are included in Other current assets.

Table 5

Colgate-Palmolive Company

Condensed Consolidated Statements of Cash Flows

For the years ended December 31, 2007 and 2006

(Dollars in Millions) (Unaudited)

	2007	2006
Operating Activities
Net income	$1,737.4	$1,353.4
Adjustments to reconcile net income to net cash provided by operations:
Restructuring, net of cash	21.3	145.4
Depreciation and amortization	333.9	328.7
Gain before tax on sale of non-core product lines	(48.6)	(46.5)
Stock-based compensation expense	110.3	116.9
Deferred income taxes	(147.4)	(23.2)
Cash effects of changes in:
Receivables	(66.5)	(116.0)
Inventories	(111.5)	(118.5)
Accounts payable and other accruals	366.2	149.9
Other non-current assets and liabilities	8.6	31.4

Net cash provided by operations	2,203.7	1,821.5

Investing Activities
Capital expenditures	(583.1)	(476.4)
Sale of property and non-core product lines	109.7	59.4
Payment for acquisitions, net of cash acquired	(26.5)	(200.0)
Other	(28.4)	(3.4)

Net cash used in investing activities	(528.3)	(620.4)

Financing Activities
Principal payments on debt	(1,737.8)	(1,332.0)
Proceeds from issuance of debt	1,513.1	1,471.1
Dividends paid	(749.6)	(677.8)
Purchases of treasury shares	(1,269.4)	(884.7)
Proceeds from exercise of stock options and excess tax benefits	489.3	364.4

Net cash used in financing activities	(1,754.4)	(1,059.0)

Effect of exchange rate changes on cash and cash equivalents	18.2	6.7

Net (decrease)/increase in Cash and cash equivalents	(60.8)	148.8
Cash and cash equivalents at beginning of period	489.5	340.7

Cash and cash equivalents at end of period	$428.7	$489.5

Supplemental Cash Flow Information
Free cash flow before dividends (net cash provided by operations less capital expenditures)
Net cash provided by operations	$2,203.7	$1,821.5
Less: Capital expenditures	(583.1)	(476.4)

Free cash flow before dividends	$1,620.6	$1,345.1

Income taxes paid	$646.5	$647.9

Table 6

Colgate-Palmolive Company

Segment Information

For the Three and Twelve Months Ended December 31, 2007 and 2006

(Dollars in Millions) (Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2007	2006	2007	2006
Net sales
Oral, Personal and Home Care
North America	$699.2	$657.7	$2,720.8	$2,590.8
Latin America	944.0	816.4	3,488.9	3,019.5
Europe/South Pacific	881.5	759.6	3,383.3	2,952.3
Greater Asia/Africa	611.6	516.4	2,337.6	2,006.0

Total Oral, Personal and Home Care	$3,136.3	$2,750.1	$11,930.6	$10,568.6
Pet Nutrition	505.9	459.0	1,859.1	1,669.1

Total Net sales	$3,642.2	$3,209.1	$13,789.7	$12,237.7

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2007	2006	2007	2006
Operating profit
Oral, Personal and Home Care
North America	$182.0	$131.4	$666.8	$550.1
Latin America	263.6	221.0	1,006.0	872.9
Europe/South Pacific	198.1	186.1	763.8	681.2
Greater Asia/Africa	103.6	79.4	362.8	278.7

Total Oral, Personal and Home Care	$747.3	$617.9	$2,799.4	$2,382.9
Pet Nutrition	133.3	129.5	487.8	447.9
Corporate	(205.0)	(114.7)	(634.1)	(670.3)

Total Operating profit	$675.6	$632.7	$2,653.1	$2,160.5

The Company evaluates segment performance based on several factors, including Operating profit. The Company uses Operating profit as a measure of operating segment performance because it excludes the impact of corporate-driven decisions related to interest expense and income taxes. Corporate operations include restructuring and related implementation costs, stock-based compensation related to stock options and restricted stock awards, research and development costs, Corporate overhead costs, gains and losses on sales of non-core brands and assets, and SFAS 88 pension charges.

For the three months ended December 31, 2007 and 2006, Corporate operating expenses include $106.1 and $77.7 of charges related to the Company’s 2004 Restructuring Program, respectively. For the twelve months ended December 31, 2007 and 2006, Corporate operating expenses include $258.5 and $395.4 of charges related to the Company’s 2004 Restructuring Program, respectively. Additionally, Corporate operating expenses for the twelve months ended December 31, 2007 were increased by SFAS 88 pension charges of $15.4.

For the twelve months ended December 31, 2007, Corporate operating expenses were reduced by a $48.6 gain related to the sale of the Company’s household bleach business in Latin America. For the three and twelve months ended December 31, 2006, Corporate operating expenses were reduced by a $46.5 gain related to the sale of the Company’s household bleach business in Canada.

As a result of a limited voluntary recall of Hill’s product in March 2007, Pet Nutrition Net sales for the twelve months ended December 31, 2007 were reduced by $2.1 and Corporate operating expenses increased by $13.6.

Table 7

Colgate-Palmolive Company

Geographic Sales Analysis

Percentage Changes - Fourth Quarter 2007 vs 2006

December 31, 2007

(Unaudited)

			COMPONENTS OF SALES CHANGE FOURTH QUARTER					COMPONENTS OF SALES CHANGE TWELVE MONTHS

Region	4th Qtr Sales Change As Reported	4th Qtr Sales Change Ex-Divestment	Ex-Divested Volume	Pricing Coupons Consumer & Trade Incentives	Exchange	12 Months Sales Change As Reported	12 Months Sales Change Ex-Divestment	Ex-Divested Volume	Pricing Coupons Consumer & Trade Incentives	Exchange

Total Company	13.5%	14.0%	5.5%	2.0%	6.5%	12.5%	13.0%	7.0%	1.0%	5.0%

Europe/South Pacific	16.0%	16.0%	7.0%	(3.0)%	12.0%	14.5%	14.5%	6.5%	(2.0)%	10.0%

Latin America	15.5%	17.0%	6.5%	4.5%	6.0%	15.5%	17.0%	10.5%	2.5%	4.0%

Greater Asia/Africa	18.5%	18.5%	6.5%	3.0%	9.0%	16.5%	16.5%	8.5%	1.5%	6.5%

Total International	16.5%	17.0%	6.5%	1.5%	9.0%	15.5%	16.0%	8.5%	0.5%	7.0%

North America	6.5%	7.5%	5.5%	0.5%	1.5%	5.0%	6.5%	5.5%	0.5%	0.5%

Total CP Products	14.0%	15.0%	6.5%	1.0%	7.5%	13.0%	13.5%	7.5%	0.5%	5.5%

Hill’s	10.0%	10.0%	(0.5)%	7.5%	3.0%	11.5%	11.5%	3.5%	5.5%	2.5%